Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-207640) on Form S-8 of our report dated June 25, 2026, with respect to the financial statements and the supplemental schedule of Thoroughbred Retirement Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.

/s/ KPMG LLP

Atlanta, Georgia
June 25, 2026